Exhibit 99.1

VeriSign Responds to Stock Option Inquiries

MOUNTAIN VIEW, CA., June 27, 2006 — On June 26, 2006, VeriSign, Inc. received a grand jury subpoena from the U.S. Attorney for the Northern District of California requesting documents relating to VeriSign’s stock option grants and practices. VeriSign intends to cooperate fully with the U.S. Attorney’s Office in connection with this subpoena.

VeriSign has also received an informal inquiry from the Securities and Exchange Commission requesting documents related to VeriSign’s stock option grants and practices. VeriSign is voluntarily responding to this request and intends to cooperate fully with the Securities and Exchange Commission.

Prior to receiving either of these requests, VeriSign’s Board of Directors had commenced an internal review and analysis of VeriSign’s historical stock option grants. This internal review is continuing. The Board of Directors is being assisted in its review by independent legal counsel.

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About VeriSign

VeriSign, Inc. (Nasdaq: VRSN), operates intelligent infrastructure services that enable and protect billions of interactions every day across the world’s voice and data networks. Additional news and information about the company is available at www.verisign.com.

Contacts

VeriSign Media Relations: Brian O’Shaughnessy, boshaughnessy@verisign.com, 650- 426-5270

VeriSign Investor Relations: Nancy Fazioli, nfazioli@verisign.com, 650-426-5146

Trademarks

VeriSign and other trademarks, service marks and logos are registered or unregistered marks of VeriSign, Inc. and its subsidiaries in the United States and in foreign countries. Copyright © 2006 VeriSign, Inc. All rights reserved.